Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. APPOINTS

CARL B. MCGOWAN, JR., PHD, CFA, TO ITS BOARD OF DIRECTORS

Virginia Beach, VA – April 9, 2013 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, today announced that it has appointed Carl B. McGowan, Jr., PhD, CFA, as a member of the Company’s Board of Directors and the Audit Committee of the Board of Directors. Dr. McGowan will also serve as the Chairman of its Audit Committee. Dr. McGowan, who brings over 30 years of extensive financial experience to the Board, will replace John McAuliffe, who resigned his position with the Company to pursue other business interests. Wheeler’s Board will remain at seven members with five of those members being independent.

Dr. McGowan is presently the Faculty Distinguished Professor of Finance at Norfolk State University. Dr. McGowan has a BA in International Relations (Syracuse), an MBA in Finance (Eastern Michigan), and a PhD in Business Administration (Michigan State).

Dr. McGowan has conducted extensive research is in the areas of corporate finance and international finance, with specific studies relating to real estate operations. In addition to over 150 conference presentations, Dr. McGowan has published 68 articles in numerous peer-reviewed journals including: The Journal of Real Estate Research, The American Journal of Business Education, Applied Financial Economics, Decision Science, Financial Practice and Education, The Financial Review, International Business and Economics Research Journal, The International Review of Financial Analysis, The Journal of Applied Business Research, The Journal of Business Case Studies, The Journal of Diversity Management, Managerial Finance, Managing Global Transitions, The Southwestern Economic Review, and Urban Studies.

Jon S. Wheeler, Chairman and CEO, stated, “We are very pleased to welcome Dr. McGowan to the Board. His diverse experience and well-known authority in finance and economics will be valuable as we pursue the continued growth of the Company. His experience and research in real estate finance will add to the depth and breadth of the Board, and we look forward to his leadership as head of our Audit Committee and benefiting from his counsel.”

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust Inc.		The Equity Group Inc.
Robin Hanisch		Adam Prior
Corporate Secretary		Senior Vice-President
(757) 627-9088 / robin@whlr.us		(212) 836-9606 /
aprior@equityny.com

Terry Downs
Associate (212) 836-9615 /

tdowns@equityny.com